EXHIBIT 99.1

 FOR IMMEDIATE RELEASE

Lightbridge Reports Financial Results for 2018 and Provides Business Update Regarding Enfission and Other Developments

RESTON, VA, March 28, 2019 -- Lightbridge Corporation (NASDAQ: LTBR), a U.S. nuclear fuel technology company, today provided a business update and reported financial results for the fourth quarter and year ended December 31, 2018.

Seth Grae, President & Chief Executive Officer of Lightbridge Corporation, commented, “We continue to make progress advancing our metallic nuclear fuel. Specifically, we have begun substantive discussions to finalize our first commercial utility agreement. At the same time, we are working closely with Framatome through the Enfission joint venture to prepare the fuel fabrication facility in Richland, Washington, which will be used to manufacture the nuclear fuel assemblies.”

“In addition to commercial support, we have also witnessed growing governmental support for advanced nuclear fuels. This support includes funding for advanced technologies, as well as production of high assay low enriched uranium (HALEU) for nuclear fuels, including ours. We recently submitted a new grant application to the U.S. Department of Energy (DOE) in late January 2019 and expect to hear back within several months.”

“I was recently honored to have been invited, along with leading nuclear power industry executives, to meet with President Donald J. Trump at the White House to discuss a variety of issues relating to nuclear energy. We have also witnessed bipartisan congressional support for nuclear power, as there is a growing need for reliable and sustainable baseload energy with low emissions. Importantly, our fuel enables an existing nuclear power plant to produce even more non-carbon energy than it can with current fuels. Given recent government actions, coupled with industry backing, we have more confidence than ever in the commercial potential for our fuel.”

RECENT ENFISSION R&D ADVANCEMENTS

1. Fabrication:

•	Initial quotations for long-lead time equipment obtained and are under review
•	Pre-industrialization process development activities are being executed
•	First phase of work with University of Lille (France) completed

2. Fuel Design:

•	Material test plan (in-reactor and ex-reactor) near completion
•	Preliminary computational fluid dynamics analysis completed for lead test assembly
•	Completed initial study of burnable absorber material effectiveness in Lightbridge Fuel™

3. Regulatory Licensing:

•	Continued development of fuel design limits in support of licensing activities
•	Fabrication facility licensing activities initiated

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Financial Highlights

•	Cash and cash equivalents were $24.6 million at December 31, 2018, compared to $4.5 million at December 31, 2017.
•	Total equity offerings raised $33.4 million in net proceeds in 2018, compared to net proceeds of $6.0 million for equity offerings conducted in 2017.
•	Total investment into the Enfission joint venture, used primarily for research and development work conducted by Enfission for the year ended December 31, 2018, was $5.6 million. This joint venture was formed in January 2018.
•	Total assets were $26.3 million at December 31, 2018 and total liabilities were $0.5 million at December 31, 2018.
•	Stockholders’ equity was $25.9 million at December 31, 2018.
•	Lightbridge’s research and development expenses (not including Enfission’s research and development expenses mentioned above) for the year ended December 31, 2018, was $3.5 million compared $2.3 million for 2017. This increase was driven by increased payroll and consulting expenses in supporting the research and development activities conducted by Enfission.
•	General and administrative expenses for the year ended December 31, 2018 were $6.7 million compared to $4.4 million for the prior year. This increase was due to an increase in professional fees of $0.8 million; an increase in payroll and benefits of $0.7 million; and an increase of $0.7 million in stock-based compensation, due to the accelerated vesting of performance-based stock options issued in 2017.
•	Other operating expenses were $4.8 million for the year ended December 31, 2018, consisting of the equity loss from the Enfission joint venture of $5.8 million, which consisted primarily of research and development expenses, offset by income from research and development support provided to Enfission of $1.0 million.
•	Net loss for the year ended December 31, 2018 was $15.7 million compared to $7.1 million for 2017. This increase was due to increased research and development expenses, increased general and administrative expenses and the equity loss from the Enfission joint venture.

2018 Fourth Quarter and Year-End Conference Call

Lightbridge will host a conference call on Friday, March 29th at 11:00 a.m. Eastern Time to discuss the company's financial results for the fourth quarter and year ended December 31, 2018, as well as the Company's corporate progress and other meaningful developments.

Interested parties can access the conference call by calling 877-407-0778 for U.S. callers, or +1-201-689-8565 for international callers. The call will be available on the Company’s website via webcast at http://ir.ltbridge.com/events.cfm. The conference call will be led by Seth Grae, President and Chief Executive Officer and other Lightbridge executives will also be available to answer questions. Questions may also be submitted in writing before or during the conference call to ir@Ltbridge.com.

A webcast will also be archived on the Company’s website and a telephone replay of the call will be available approximately one hour following the call, through 11 a.m. April 29, 2019, and can be accessed by calling: 877-481-4010 (U.S. callers) or +1-919-882-2331 (international callers) and entering conference ID: 45331.

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About Lightbridge Corporation

Lightbridge (NASDAQ: LTBR) is a nuclear fuel technology development company based in Reston, Virginia, USA. The Company develops proprietary next generation nuclear fuel technologies for current and future reactors, which significantly enhances the economics and safety of nuclear power, operating about 1000° C cooler than standard fuel. In January 2018, Lightbridge and Framatome, Inc. formed a 50-50 joint venture, Enfission, LLC, to develop, license, manufacture, and sell nuclear fuel assemblies based on Lightbridge-designed metallic fuel technology and other advanced nuclear fuel intellectual property. Enfission has the exclusive rights to this technology and is responsible for the development of manufacturing processes and fuel assembly designs for pressurized water reactors (PWRs), boiling water reactors (BWRs), water-cooled small modular reactors, and water-cooled research reactors developed around this intellectual property. PWRs and BWRs constitute the most widely used reactor types in the world. Four large electric utilities that generate about half the nuclear power in the US already advise Lightbridge on fuel development and deployment. In addition to distributions from Enfission based on the parties’ ownership interest in the joint venture, Lightbridge anticipates receiving future licensing revenues in connection with sales by Enfission of nuclear fuel incorporating its intellectual property. Lightbridge also provides comprehensive advisory services for established and emerging nuclear programs based on a philosophy of transparency, non-proliferation, safety and operational excellence. For more information please visit: www.ltbridge.com and www.enfission.net.

To receive Lightbridge Corporation updates via e-mail, subscribe at http://ir.ltbridge.com/alerts.cfm.

Lightbridge is on Twitter. Sign up to follow @LightbridgeCorp at http://twitter.com/lightbridgecorp.

Forward Looking Statements

With the exception of historical matters, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's competitive position, the timing of demonstration testing and commercial production, the Company's entry into agreements with nuclear fuel manufacturers and the timing thereof, the potential impact of the U.S. Clean Power Plan and similar regulations, the Company's anticipated financial resources and position, the Company's product and service offerings, the expected market for the Company's product and service offerings. These statements are based on current expectations on the date of this news release and involve a number of risks and uncertainties that may cause actual results to differ significantly from such estimates. The risks include, but are not limited to, the degree of market adoption of the Company's product and service offerings; market competition; dependence on strategic partners; demand for fuel for nuclear reactors; the Company's ability to manage its business effectively in a rapidly evolving market; as well as other factors described in Lightbridge's filings with the Securities and Exchange Commission. Lightbridge does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise. Readers are cautioned not to put undue reliance on forward-looking statements.

Investor Relations Contact:

David Waldman/Natalya Rudman

Tel. +1 855-379-9900

ir@ltbridge.com

*** tables follow ***

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Lightbridge Corporation

Consolidated Balance Sheets

	December 31,	December 31,
	2018	2017
ASSETS
Current Assets
Cash and cash equivalents	$24,637,295	$4,515,398
Accounts receivable - project revenue and reimbursable project expenses	—	10,400
Other receivable from joint venture	93,253	—
Prepaid expenses and other current assets	36,745	70,067
Deferred financing costs, net	—	491,168
Total Current Assets	24,767,293	5,087,033
Other Assets
Patent costs	1,577,421	1,367,692
Deferred financing costs, net	—	491,268
Total Other Assets	1,577,421	1,858,960
Total Assets	$26,344,714	$6,945,993

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$258,056	$1,151,210
Investee losses in excess of investment	218,263	—
Total Current Liabilities	476,319	1,151,210

Commitments and contingencies - Note 6

Stockholders' Equity
Preferred stock, $0.001 par value, 10,000,000 authorized shares:
Convertible Series A preferred shares, 813,624 shares and 1,020,000 shares issued and outstanding at December 31, 2018 and 2017, respectively (liquidation preference $2,640,862, and $3,088,764 at December 31, 2018 and 2017, respectively)	813	1,020
Convertible Series B preferred shares, 2,666,667 and 0 shares issued and outstanding at December 31, 2018 and 2017, respectively (liquidation preference $4,262,855 at December 31, 2018)	2,667	—
Common stock, $0.001 par value, 100,000,000 authorized, 32,862,090 shares and 12,737,703 shares issued and outstanding as of December 31, 2018 and 2017, respectively	32,863	12,738
Additional paid-in capital	129,329,674	93,602,539
Accumulated deficit	(103,497,622)	(87,821,514)
Total Stockholders' Equity	25,868,395	5,794,783
Total Liabilities and Stockholders' Equity	$26,344,714	$6,945,993

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Lightbridge Corporation

Consolidated Statements of Operations

	Years Ended
	December 31,
	2018	2017
Revenue:
Consulting Revenue	$—	$175,446

Cost of Consulting Services Provided	—	107,091
Gross Margin	—	68,355

Operating Expenses
General and administrative	6,715,378	4,383,066
Research and development expenses	3,458,377	2,282,938
Total Operating Expenses	10,173,755	6,666,004

Other Operating Income and (Loss)
Other income from joint venture	1,056,551	—
Equity in loss from joint venture	(5,835,263)	—
Total Operating Income and (Loss)	(4,778,712)	—
Operating Loss	(14,952,467)	(6,597,649)

Other Income and (Expenses)
Interest income	258,795	65
Financing costs	(982,436)	(491,218)
Interest expense	—	(16,095)
Total Other Income and (Expenses)	(723,641)	(507,248)
Net Loss Before Income Taxes	(15,676,108)	(7,104,897)

Income Taxes	—	—

Net Loss	$(15,676,108)	$(7,104,897)

Accumulated Preferred Stock Dividend	(461,187)	(276,578)
Deemed additional dividend on preferred stock dividend due the beneficial conversion feature	(187,892)	—
Deemed dividend on issuance on Series B convertible preferred stock due to beneficial conversion feature	(2,624,836)	—

Net Loss Attributable to Common Shareholders	$(18,950,023)	$(7,381,475)

Net Loss Per Common Share
Basic and Diluted	$(0.71)	$(0.71)

Weighted Average Number of Shares Outstanding	26,636,250	10,424,481

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Lightbridge Corporation

Consolidated Statements of Cash Flows

	Years Ended
	December 31,
	2018	2017
Operating Activities:
Net Loss	$(15,676,108)	$(7,104,897)
Adjustments to reconcile net loss from operations to net cash used in operating activities:
Stock-based compensation	2,379,905	1,193,306
Amortization of deferred financing costs	—	491,218
Abandonment loss	—	37,780
Implied interest expense on deferred lease abandonment liability	—	16,095
Write off of deferred financing costs	982,436	—
Equity in loss from joint venture	5,835,263	—
Changes in operating working capital items:
Accounts receivable - fees and reimbursable project costs	10,400	378,034
Other receivable from joint venture	(93,253)	—
Prepaid expenses and other assets	33,322	10,866
Accounts payable and accrued liabilities	(893,154)	159,953
Deferred lease abandonment liability		(185,683)
Net Cash Used in Operating Activities	(7,421,189)	(5,003,328)

Investing Activities:
Investment in joint venture	(5,617,000)	—
Patent costs	(209,729)	(207,227)
Net Cash Used in Investing Activities	(5,826,729)	(207,227)

Financing Activities:
Net proceeds from the issuance of common stock	29,469,814	6,027,064
Net proceeds from the issuance of preferred stock	3,900,001	—
Restricted cash	—	114,012
Net Cash Provided by Financing Activities	33,369,815	6,141,076

Net Increase in Cash and Cash Equivalents	20,121,897	930,521

Cash and Cash Equivalents, Beginning of Year	4,515,398	3,584,877

Cash and Cash Equivalents, End of Year	$24,637,295	$4,515,398

Supplemental Disclosure of Cash Flow Information:
Cash paid during the year:
Interest	—	$—
Income taxes	$—	$—
Non-Cash Financing Activities:
Deemed dividend on issuance Series B convertible preferred stock due to beneficial conversion feature	$2,624,836	$—
Accumulated preferred stock dividend	$649,079	$276,578
Conversion of Series A convertible preferred stock to common stock and payment of paid-in-kind dividends to Series A preferred stockholder	$206,376	$—
Decrease in accrued liabilities - stock-based compensation	$—	$121,720

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